Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TETRAGON ACQUISITION CORPORATION I

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, and does hereby certify as follows:

FIRST. The name of the corporation is Tetragon Acquisition Corporation I (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

FOURTH. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation shall have authority to issue is 441,000,000, of which (a) 440,000,000 shares shall be common stock, including (i) 400,000,000 shares of Class A common stock (the “Class A Common Stock”), (ii) 40,000,000 shares of Class B common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (b) 1,000,000 shares shall be preferred stock (the “Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.

(i) Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power.

(ii) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) and shall automatically convert into Class A Common Stock at the time of the closing of the Business Combination (as defined below).

(iv) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Corporation’s initial public offering, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) at a ratio for which:

(x)	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination; and

(y)	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

Notwithstanding anything to the contrary contained herein, in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section B of Article Fourth. The pro rata share for each stockholder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Article, and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

FIFTH. The name and mailing address of the sole incorporator of the Corporation are as follows:

Kevin M. Barnes

P.O. Box 636

Wilmington, DE 19899

SIXTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH. A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section A of Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH. A. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the federal securities laws, including the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of this Section A of Article NINTH will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal district courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any director, officer, other employee or agent of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section A of Article NINTH.

B. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section A of Article NINTH immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A of Article NINTH immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Severability. If any provision or provisions of this Article NINTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article NINTH (including, without limitation, each portion of any sentence of this Article NINTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation this 10th day of March, 2021.

/s/ Kevin M. Barnes
Kevin M. Barnes
Sole Incorporator

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